JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13D referred to below) on behalf of each of them a statement on Schedule 13D (including amendments thereto, if any) with respect to the shares of Class B Common Stock of Kelly Services, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing.

Each of the undersigned agrees to be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 19th day of October, 2018.

Terence E. Adderley Revocable Trust K, dated March 4, 2002

By:	/s/ Andrew H. Curoe
Name:	Andrew H. Curoe
Its:	Co-Trustee

/s/ Andrew H. Curoe
Andrew H. Curoe, as Co-Trustee of the Terence E. Adderley Revocable Trust K

/s/ David M. Hempstead
David M. Hempstead, as Co-Trustee of the Terence E. Adderley Revocable Trust K

/s/ William U. Parfet
William U. Parfet, as Co-Trustee of the Terence E. Adderley Revocable Trust K